ADOPTION AGREEMENT
FOR
THE ZENITH 401(k) PLAN
     THIS THIRD AMENDED AND RESTATED ADOPTION AGREEMENT (this “Adoption Agreement”) is hereby executed on the 23rd day of April, 2008, by Zenith National Insurance Corp. (the “Employer”), in its capacity as Plan Sponsor of The Zenith 401(k) Plan (the “Plan”).
     WHEREAS, this amended Adoption Agreement under the Plan is now considered desirable, in part to clarify certain provisions of the Plan to reflect the Plan’s current operations; and
     WHEREAS, pursuant to the Plan, the Employer reserves the right at any time to amend the Plan;
     NOW, THEREFORE, by virtue and in exercise of the power reserved to the Employer under Plan Section 12.02, and pursuant to the authority delegated to the undersigned, the Plan is hereby amended pursuant to this Adoption Agreement, effective as of January 1, 2006 (except as otherwise provided herein and except that the changes to Section X.E shall be effective as of June 30, 2007), as follows:
I.	DEFINITIONS
     References in this Adoption Agreement to a specific “Plan Section” shall mean the relevant Section of the Amended and Restated Basic Plan Document. All defined terms used in this Adoption Agreement are defined in the Amended and Restated Basic Plan Document if not defined herein.
II.	EMPLOYER , PLAN SPONSOR AND PLAN INFORMATION
A.	The name, address and telephone number of the Employer and Plan Sponsor are:

Zenith National Insurance Corp. 21255 Califa Street Woodland Hills, CA 91367 (818) 713-1000

B.	The taxpayer identification number of the Employer and Plan Sponsor is:

95-2702776

C.	The fiscal year of the Employer and Plan Sponsor is:

January 1 — December 31

D.	The Plan Year is the following twelve (12) consecutive-month period:

January 1 — December 31

E.	The Plan Anniversary Date is:

December 31

F.	The Plan Administrator is:

Zenith National Insurance Corp. 21255 Califa Street Woodland Hills, CA 91367 (818) 713-1000

G.	The original Effective Date of the Plan is:

August 1, 1988

H.	The Effective Date of the Amended and Restated Plan is: January 1, 2002, or the applicable effective date of the law change or as otherwise indicated herein.

I.	The name of the Plan is:

The Zenith 401(k) Plan (as amended and restated in this Adoption Agreement and the related basic Plan document and subsequent amendments thereto).

J.	The Plan Number is:

001

K.	The Employer maintains the following additional qualified plans:

None

L.	The Employer has the following Affiliates:

Zenith National Insurance Capital Trust I
Zenith Insurance Company
Zenith Development Corp.
ZNAT Insurance Company
Zenith of Nevada, Inc.
1390 Main Street LLC
Zenith Insurance Management Services, Inc.

M.	The following Affiliates are Participating Employers in the Plan:

Zenith Insurance Company

N.	The following Affiliates are not Participating Employers in the Plan:

Zenith National Insurance Capital Trust I Zenith Development Corp. ZNAT Insurance Company Zenith of Nevada, Inc. 1390 Main Street LLC Zenith Insurance Management Services, Inc.
III.	ELIGIBILITY AND SERVICE
A.	An Employee shall become a Participant in the Plan on the Employee’s date of hire.

B.	Entry Date(s) pursuant to Plan Section 1.23 shall be the Employee’s date of hire. An Employee may enter the Plan as soon as administratively practical following the Employee’s date of hire.

C.	Year of Service shall be determined under the Elapsed Time Method, pursuant to Plan Section 1.80(b). Years of Service with an Affiliate or with an Employer whose plan is merged into the Plan shall be counted for vesting purposes under Plan Section 6.03 (a)-(c). Service provisions under Plan Section 6.03(d) and (e) shall not be recognized for purposes of determining eligibility to participate in the Plan and for purposes of vesting under the Plan.

D.	Break-in-Service shall be determined under the Elapsed Time Method, pursuant to Plan Section 1.09(b).

E.	Pursuant to Plan Section 1.71, Service shall include a period of employment for the following unrelated employers and for the following designated periods of time:

Effective July 1, 1997, a Participant shall be credited with Years of Service with AGC Risk Management Group, Inc. Effective April 16, 1998, RISCORP, Inc. RISCORP Management Services, Inc., 1390 Main Street Services, Inc., RISCORP of Illinois, Inc., Independent Association Administrators Incorporated, RISCORP Insurance Services, Inc., RISCORP Managed Care Services, Inc., CompSource Inc., RISCORP RealEstate Holdings, Inc., RISCORP Acquisition, Inc., RISCORP West, Inc., RISCORP of Florida, Inc., RISCORP Insurance Company, RISCORP Property & Casualty Insurance Company, RISCORP National Insurance Company, RISCORP Services, Inc., RISCORP Staffing Solutions Holding Company, RISCORP Staffing Solutions, Inc. I and RISCORP Staffing Solutions, Inc. II; provided that former employees of RISCORP, Inc. and its subsidiary and affiliated corporations named above who are employed by the Employer as of April 15, 1998 and who have satisfied the service requirements for eligibility to participate in this Plan (counting their service for RISCORP, Inc. and its subsidiary and affiliated corporations name above) shall commence participation in this Plan on April 16, 1998.

F.	Pursuant to Plan Section 2.03, the Employer shall credit service for an Employee who is considered an Employee of an Affiliate.
IV.	CONTRIBUTIONS
A.	Elective Deferrals Made Pursuant to a Salary Deferral Agreement
1.	Salary Deferral Contributions. Pursuant to Plan Sections 3.01(a), 3.01(b), and 3.02(a), for any Plan Year, the amount a Participant may elect to contribute to the Plan as Salary Deferral Contributions pursuant to his Salary Deferral Agreement shall be an amount from 0%-50% (to be designated in whole percentages) of his Compensation.

2.	Roth 401(k) Contributions. Pursuant to Plan Section 3.01(c), a Participant may not elect to make Roth 401(k) Contributions to the Plan.

3.	Catch-up Contributions. Pursuant to Plan Section 3.01(d), a Participant may elect to make Catch-up Contributions to the Plan. Pursuant to Plan Sections 3.01(a), 3.01(d), and 3.02(a), for any Plan Year, the amount a Participant may elect to contribute to the Plan as Catch-up Contributions pursuant to his Salary Deferral Agreement shall be an amount up to the then-current maximum annual amount allowed by law.

4.	Automatic Enrollment. Pursuant to Plan Section 3.01(e), the Employer shall not automatically make an Elective Deferral for each Participant.

5.	Salary Deferral Agreement.
a.	Each Participant may modify his Salary Deferral Agreement at any time, to be effective as soon as administratively practical, pursuant to Plan Section 3.02(b)(2).

b.	Pursuant to Plan Section 3.02(b)(5), each Participant shall not be required to complete a separate Salary Deferral Agreement for Compensation paid as bonus amounts.

c.	Each Participant may cancel his Salary Deferral Agreement prospectively at any time, to be effective as soon as administratively practical.

d.	A Participant may reinstate his canceled Salary Deferral Agreement at any time, to be effective as soon as administratively practical.
B.	Matching Contributions
1.	The Employer may make Matching Contributions in accordance with Plan Section 3.06.

2.	Pursuant to Plan Section 3.06, such Matching Contributions may be an amount between 0% — 100% of a Participant’s Elective Deferrals; provided, however, that such amount shall not exceed 6% of such Participant’s Compensation per Plan Year.

3.	Catch-Up Contributions shall be disregarded for purposes of determining the amount of Matching Contributions.

4.	Pursuant to Plan Section 4.06(e), Matching Contributions shall be allocated annually, or more frequently as determined by the Employer.

5.	A true-up Matching Contribution, if any Matching Contributions are made, may be made on behalf of Participants who meet the Code Section 402(g) limit during the Plan Year and/or on behalf of any other Participants who are determined by the Employer, on a uniform and nondiscriminatory basis, to be entitled to a true-up Matching Contribution.
C.	Nondiscrimination Testing
1.	The Actual Deferral Percentage Test pursuant to Plan Section 3.03(c) and the Actual Contribution Percentage Test pursuant to Plan Section 3.08(a) shall be performed by using the current year testing method.

2.	For the 2006 Plan Year and future Plan Years, the Employer may make a Top-Paid Group election for purposes of identifying Highly Compensated Employees pursuant to Plan Section 1.31(c).

3.	Pursuant to Plan Section 3.08(f), certain Excess Contributions shall not be treated as Nondeductible Employee Contributions due to re-characterization.
D.	Discretionary Contributions
1.	The Employer may make Discretionary Contributions to the Plan for any Plan Year in accordance with Plan Sections 3.15(a) and 4.06(a).

2.	Pursuant to Plan Section 4.06(a), Participants entitled to share in an allocation of Discretionary Contributions, if any, shall be those Participants who are employed on the last day of the Plan Year; however, Participants who terminate their employment during the Plan Year due to death, Disability, or attainment of Normal Retirement Age shall also share in an allocation of any Discretionary Contribution.

3.	Pursuant to Plan Section 4.06(a), Discretionary Contributions shall be allocated to Participants on the basis of their respective Compensation.

E.	Rollover Contributions, Roth 401(k) Rollover Contributions, and Plan-to-Plan Transfers
1.	Pursuant to Plan Section 3.10(a), Rollover Contributions shall be allowed from all Employees. For purposes of clarification, after-tax Rollover Contributions shall not be allowed from any Employees.

2.	Pursuant to Plan Section 3.10(d), Roth 401(k) Rollover Contributions shall not be allowed.

3.	Pursuant to Plan Section 3.10(b), Plan-to-Plan Transfers shall be allowed.
F.	Nondeductible Employee Contributions. Nondeductible Employee Contributions shall not be allowed.
V.	DEFINITIONS OF COMPENSATION
A.	Code section 415(c) Compensation shall be defined pursuant to Plan Section 1.12(b)(1)-(11).

B.	Compensation, for purposes of determining the amount of contributions set forth in Section IV. of this Adoption Agreement, shall be the same as set forth in Section V.A. of this Adoption Agreement. Notwithstanding the foregoing, effective February 1, 2008, compensation shall also include overtime, medical leave salary continuation, and any Compensation paid within 2 1/2 months after severance from employment if, in the absence of severance of employment, the payment of Compensation would have been made and the Compensation represents regular cash Compensation; but shall exclude (except as otherwise included under Section 1.12(b)(11)(E)) consulting fees, physical fitness reimbursements, tuition assistance, imputed benefits for domestic partners, routine physical exam bonus and any other non-performance related bonuses designated as ineligible by the Employer, employment-related sanctions, imputed company apartments, imputed company planes, imputed company cars, imputed executive life insurance, rideshare programs, bus passes, imputed company paid life insurance, imputed moving expenses, moving expense bonus, deferred compensation, imputed stock options, dividends from unvested restricted stock, imputed regular stock paid as the Employer’s matching amount under the Zenith National Insurance Corp. 2007 Employee Stock Purchase Plan, imputed country club fees, long term disability, qualified moving expenses and car allowances.

C.	Compensation, for purposes of nondiscrimination testing, shall be defined as set forth in V.A. above.

D.	Effective as of January 1, 2007, Participants who are permanently and totally disabled shall not have deemed Compensation pursuant to Plan Section 1.12(e).

VI.	VESTING

Prior to attaining Normal Retirement Age, upon death or disability, the following vesting schedule shall apply for purposes of determining the Vested Balance in a Participant’s Employer Matching Account and/or Employer’s Discretionary Account in accordance with Plan Section 6.01:

Years of Service	Vested Percentage
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5 or more	100%
All of a Participant’s Years of Service with the Employer shall be considered for purposes of determining a Participant’s Vested percentage in his/her Employer Matching and Discretionary Accounts, except for any Years of Service before age 18 or years of service before the Employer maintained this plan or a predecessor plan. Years of Service otherwise excludible under Plan section 6.03(a) — (c) shall be counted for purposes of determining a Participant’s Vested percentage.
VII.	FORFEITURES
A.	Any amounts which have not been used to reinstate previously forfeited Account Balances may be used to pay Plan expenses in accordance with Plan Section 4.06(f)(2).

B.	Forfeitures, without regard to whether attributable to Matching Contributions or Discretionary Contributions, may be used to reduce current or future Employer Contributions, in accordance with Plan Section 4.06(f)(5).
VIII.	DISTRIBUTIONS AND WITHDRAWALS
A.	Permissible Form of Distribution. The distribution options available under the Plan shall be those pursuant to Plan Section 7.08(a).

B.	Joint and Survivor Annuity. The Joint and Survivor Annuity provisions pursuant to Appendix A of the Plan Document shall not apply.
1.	Effective January 1, 2006, a single life annuity and a joint survivor annuity are removed as available distribution options and will no longer be permitted. Therefore, the Joint and Survivor Annuity provisions pursuant to Appendix A of the Plan Document will not apply.
C.	Spousal Consent. Spousal Consent shall not be required prior to a Participant obtaining a loan, distribution, or in-service withdrawal.

D.	Financial Hardship Withdrawal
1.	Pursuant to Plan Section 7.11(f), financial hardship withdrawals shall be allowed from Salary Deferral Contributions.

2.	The permissible reasons for obtaining a financial hardship withdrawal are limited to those safe harbor reasons permitted under Plan Section 7.11(b).

3.	The withdrawal shall be deemed necessary to satisfy an immediate and heavy financial need pursuant to the requirements in Plan Section 7.11(e). The appropriate documentation from a third party regarding the types and amounts of the expenses relating to the Financial Hardship Withdrawal must be provided by Participant, as described in Section 7.11(b) of the Plan.

4.	The Employer shall not adopt the provisions in Plan Section 7.12(b) with respect to special financial hardship rules in conjunction with Hurricane Katrina.
E.	In-Service Withdrawals
1.	Upon attainment of age 59 1/2, a Participant may withdraw all or a portion of his Vested Balances at any time pursuant to Plan Section 7.13.

2.	A Participant may withdraw a portion or all of his Rollover Account at any time.
F.	Disability. Effective September 25, 2007, the Participant’s Disability under the Plan shall be the date the Participant is retired by the Employer at any age because of Disability (physical or mental), as determined under the Federal Social Security Act pursuant to Plan Section 7.04(b)(1) or under the Employer’s long-term disability plan.

G.	Hurricane Relief. The Employer shall not adopt the provisions in Plan Section 7.12(a).

H.	Automatic Rollover. Pursuant to Plan Section 7.03(b)(2)(B), the Plan Administrator shall provide an automatic rollover to an individual retirement arrangement for the benefit of a Participant who (1) does not make an affirmative election to receive his vested benefit and (2) whose vested benefit is greater than $1,000 but does not exceed $5,000.

I.	Death Benefits. Pursuant to Plan Section 7.05(d)(1), a Participant’s vested balance upon death before distribution may be paid out over the life expectancy of the Beneficiary.

J.	Loans. Plan loans shall be administered in accordance with the loan policy established under the direction of the Plan Administrator, as duly amended from time to time, pursuant to Section 11 of the Plan.

K.	Non-spouse Beneficiary Rollover. Effective September 1, 2007, the Plan Administrator shall allow a designated Beneficiary of the Participant who is not the Surviving Spouse of the Participant (the “Non-spouse Beneficiary”) to elect that all or any portion of a distribution to which the Non-spouse Beneficiary is entitled be paid as a direct rollover to an individual retirement account described in Code section 408(a) or an individual retirement annuity described in Code section 408(b) (other than an endowment contract) that was established for the purpose of receiving the distribution on behalf of the Non-spouse Beneficiary.
IX.	INVESTMENTS
     Each Participant may designate the funds in which their Accounts will be invested from among the various investment alternatives selected by the Plan Administrator and made available under the terms of the Plan. Each Participant may direct the investment of the amounts in all of his Accounts. The Plan Administrator shall designate the investment funds available under the Plan and shall have the sole discretion and authority to amend the designation of investment options, including the discretion and authority to remove any investment fund from the investment alternatives available under the Plan. Pursuant to Plan Section 10.03(c), each Participant may modify his or her investment instructions on a daily basis through telephonic or electronic means made available to Participants by a third-party administrative company engaged to perform administrative functions for the Plan, subject only to the investment fund restrictions with regard to the amount of time required for trades to settle and be reflected in the Participant’s account balance.
X.	EMPLOYER SECURITIES
A.	Employer Contributions may be invested in Employer Securities.

B.	In accordance with Plan Section 10.04(a)(1), Employer Securities means those shares of common stock, par value $1 per share, issued by the Plan Sponsor, specifically, Zenith National Insurance Corp.

C.	In accordance with Plan Section 10.04(a)(2), the Responsible Fiduciary shall be the Trustee for purposes of Proxy Voting pursuant to Plan Section 10.04(c) and for purposes of Tender Offers pursuant to Plan Section 10.04(d).

D.	In accordance with Plan Section 10.04(b)(1), a Participant may direct his or her Rollover Contribution and future Salary Deferrals, Matching Contributions and Discretionary Contributions to be invested in Employer Securities; however, each Participant shall be limited to investing 20% of his or her Rollover Contribution and of each future Salary Deferral, Matching Contribution and/or Discretionary Contribution in Employer Securities.

E.	In accordance with Plan Section 10.04(b)(1), the restrictions on transferring from or into Employer Securities shall be as follows:

Participants may transfer a portion or all of their accounts from Employer Securities at any time, but may not transfer accounts into Employer Securities.

F.	Prior to February 15, 2002, 100% of the Employer Matching Contributions were directed to the Employer Securities and no transfers were permitted with respect to Employer Securities representing such contributions; however, transfers, subject to the restrictions set out in X.E., were permitted with respect to Employer Securities representing Salary Deferrals. Effective February 15, 2002, transfers of Employer Securities representing Employer Matching Contributions made post- February 15, 2002 were also permitted subject to the restrictions set out in X.E.. Further, effective February 15, 2002, a Participant who (i) has attained the age of forty (40) and completed ten (10) years of service in the Plan or (ii) has attained age 55 may elect to transfer all or a portion of the Employer Securities representing pre-February 15, 2002 Matching Contributions into other investment options offered under the Plan. If a Participant has met the above requirements on or before February 15, 2002, such Participant may make such election at any time on or after February 15, 2002. Participants who meet the above requirements after February 15, 2002, may make such election beginning on the first day of the calendar quarter following the quarter in which the Participant met the above requirements. As soon as administratively practicable following such election, the indicated Employer Securities shall be transferred into the indicated investment options.
XI.	PARTICIPATING EMPLOYERS
A.	A Participating Employer’s Contributions shall be applied according to Plan Section 13.05(a)(2).

B.	Pursuant to Plan Section 13.06, written action by each and every Participating Employer shall not be required for an amendment.
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XII.	TRUSTEE AND TRUST AGREEMENT
     Effective as of April 1, 2007, the Employer appointed The Charles Schwab Trust Company as the successor Trustee of the trust maintained in connection with the Plan under the terms of the Trust Agreement as the trust instrument for the Plan.
     IN WITNESS WHEREOF, on the day and year first above written, the Employer has caused this Adoption Agreement to be signed in its name and on its behalf by its duly authorized officer which, together with the Amended and Restated Basic Plan Document, shall comprise the entire Plan document.

ZENITH NATIONAL INSURANCE CORP.:
By:	/s/ Kari Van Gundy
	Name:	Kari Van Gundy
	Title:	Executive Vice President, Chief Financial Officer